     RACINE, WISCONSIN-April 19, 2005-Twin Disc, Inc. (NASDAQ: TWIN), today announced financial results for the fiscal 2005 third quarter and the nine months ended March 31, 2005. The third quarter of fiscal 2005 represents the fifth consecutive quarter sales improved year-over-year; however, gross profit margins were under pressure and restricted any earnings improvement primarily because of higher raw material and energy costs and the effect of unfavorable currency exchange rates.

     For the three months ended March 31, 2005, sales increased $7,830,000, or
16.1 percent to $56,436,000 compared with $48,606,000 in the same period last fiscal year. Year-to-date, sales have increased $27,606,000, or 21.4 percent to $156,549,000 from $128,943,000 in the fiscal 2004 nine-month period. Business has been solid across the board and this pattern is remaining firm into the fourth quarter.

     For the fiscal 2005 third quarter, gross margin as a percentage of sales, decreased to 25.0 percent from 26.6 percent in the fiscal 2004 third quarter. This decline results principally from the inability to offset higher prices for steel, shipping and energy; as well as, the unfavorable impact of producing pleasure craft marine transmissions in Euros at the Company's Belgium facility and selling them in US dollars to the North American market. Management has taken measures to offset the higher raw material costs through pricing actions to be effective in the fourth quarter.

     The year-to-date gross margin; however, improved to 25.5 percent from 25.2 percent in the same period a year ago, which is a result of the higher level of profitability recorded during the first two quarters of the 2005 fiscal year.

     The increases in marketing, engineering and administrative (ME&A) expenses both in the quarter and year-to-date are primarily attributable to accruals related to the reintroduction of the corporate incentive program after a two year freeze, costs associated with the inclusions of Rolla's ME&A expenses starting with this fiscal year, foreign currency translation effect on foreign operations and the roll-out of a new corporate website (www.twindisc.com).

     Net earnings for the fiscal 2005 third quarter declined to $1,218,000, or $0.42 per diluted share from $1,776,000, or $0.62 per diluted share in the fiscal 2004 third quarter. Year-to-date, net income has increased to $3,544,000, or $1.22 per diluted share from $2,455,000, or $0.86 per diluted share a year ago. The year-to-date results include the effect of the Company's acquisition of Rolla SP Propellers SA (Rolla), which was acquired at the end of the prior fiscal year.

     Michael E. Batten, Chairman and Chief Executive Officer said, "We are very impressed by the breadth and size of our incoming orders. Further, the backlog of orders to be shipped over the next six months, which does not include any business booked from Rolla, was $62,700,000 at March 31, 2005, up 27.0 percent since the year began and up 20.0 percent compared with the same period a year ago and is the highest six-month backlog since the third quarter of fiscal 1998. Thus, we see business expanding well into next year."

     Mr. Batten further stated, "Our challenge is taking this growth and bringing it to the bottom line. The benefits from a number of our programs that were controlling production expenses and improving productivity have been penalized due to the inflation from the costs for raw materials and the deflation of the dollar. We are acting quickly to resolve these inflationary pressures. Some of the improvement will be seen in the fourth quarter with the full effect realized in the new fiscal year. We are also analyzing various strategies that could reduce the impact of the weak dollar. And again, we are optimistic that our actions will produce noticeable results."

     Christopher J. Eperjesy, Vice President - Finance/Treasurer and Chief Financial Officer, stated, "Our asset management and our cash flow continued to strengthen our balance sheet. Inventories at March 31, 2005 were about even over the same period last year compared with the 16.1 percent increase in third-quarter sales. Our accounts receivable were up 3.5 percent since fiscal year end and shareholders' equity rose to $68,268,000 from $60,731,000 at June 30, 2004. The balance sheet remains strong with excellent liquidity and we are poised to take advantage of an accretive acquisition when the opportunity occurs, as well as, continuing to make investments that improve our manufacturing productivity and quality."

     Mr. Batten concluded, "For fiscal 2005, our net income will compare favorably with the prior year, while we will be challenged during the fourth quarter to beat last year's impressive fourth quarter earnings. Looking forward to fiscal 2006, we are expecting another good year."

     Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                            --Financial Results Follow--


                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data; unaudited)


                                Three Months Ended           Nine Months Ended
                                     March 31,                   March 31,
                                 2005        2004              2005       2004
                                 ----        ----              ----       ----
Net sales                     $56,436     $48,606          $156,549   $128,943
Cost of goods sold             42,352      35,689           116,652     96,409
                               ------      ------           -------     ------
  Gross profit                 14,084      12,917            39,897     32,534
Marketing, engineering and
  administrative expenses      11,227       9,520            31,997     27,156
Interest expense                  304         272               814        835
Other expense (Income), net       181         (42)              322       (227)
                                -----       -----             -----      -----
Earnings before income
  taxes and minority interest   2,372       3,167             6,764      4,770
Income taxes                    1,158       1,393             3,156      2,298
Minority interest                  (4)         (2)               64         17
                                -----       -----             -----      -----
Net earnings                  $ 1,218     $ 1,776           $ 3,544    $ 2,455
                              -------     -------           -------    -------
                              -------     -------           -------    -------

Earnings per share:
  Basic                       $  0.42     $  0.63           $  1.24    $  0.87
  Diluted                     $  0.42     $  0.62           $  1.22    $  0.86

Average shares outstanding:
  Basic                         2,877       2,819             2,858      2,811
  Diluted                       2,928       2,848             2,906      2,832
Dividends per share           $ 0.175     $ 0.175           $ 0.525    $ 0.525


                               CONDENSED CONSOLIDATED  BALANCE SHEETS
                           (In thousands, except per-share data; unaudited)

                                       March 31,                June 30,
ASSETS                                   2005                     2004
                                         ----                     ----
Current assets:
  Cash and cash equivalents            $8,579                   $9,127
  Trade accounts receivable, net       38,383                   37,091
  Inventories, net                     56,137                   52,079
  Deferred income taxes                 4,557                    4,216
  Other                                 3,415                    3,111
                                        -----                    -----
     Total current assets             111,071                  105,624


Property, plant and equipment, net     36,616                   33,222
Goodwill                               13,065                   12,717
Deferred income taxes                  15,454                   15,668
Other assets                            8,973                    9,406
                                       ------                   ------
                                     $185,179                 $176,637
                                     --------                 --------
                                     --------                 --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable                        $3,575                   $1,607
  Current maturities on long-term debt  2,857                    3,018
  Accounts payable                     17,849                   17,241
  Accrued liabilities                  28,283                   27,262
                                       ------                   ------
    Total current liabilities          52,564                   49,128

Long-term debt                         17,618                   16,813
Accrued retirement benefits            46,249                   49,456
                                       ------                   ------
                                      116,431                  115,397

Minority interest                         480                      509

Shareholders' equity:
Common stock                           11,653                   11,653
Retained earnings                      88,472                   86,443
Unearned Compensation                    (255)                    (304)
Accumulated other comprehensive loss  (16,057)                 (20,301)
                                      --------                 --------
                                       83,813                   77,491
  Less treasury stock, at cost         15,545                   16,760
                                       ------                   ------
  Total shareholders' equity           68,268                   60,731
                                       ------                   ------
                                     $185,179                 $176,637
                                     --------                 --------
                                     --------                 --------
